Exhibit 10.3

CASH INCENTIVE COMPENSATION PLAN
1. Purposes of the Plan. This Cash Incentive Compensation Plan (the “Plan”) is intended to increase shareholder value and the success of Coursera, Inc., a Delaware public benefit corporation by attracting and retaining high-performing employees, and further linking a participant’s interests with those of the Company’s by creating a direct relationship between key business and individual performance measurements and individual bonus payouts. The Plan is effective as of April 23, 2025 until terminated.
2. Definitions.
(a) “Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 5(d) to modify the award.
(b) “Affiliate” means any corporation or other entity (including, but not limited to, subsidiaries, partnerships and joint ventures) controlled by the Company.
(c) “Applicable Law” means any applicable federal, state, foreign, material local, or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any governmental or regulatory body or self-regulatory organization.
(d) “Board” means the Board of Directors of the Company, as constituted from time to time.
(e) “Bonus Pool” means the pool of funds available for distribution to Participants. Subject to the terms of the Plan, the Committee may establish a Bonus Pool for each Performance Period.
(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g) “Committee” means the Board’s Human Resources and Compensation Committee (the “Committee”)).
(h) “Company” means Coursera, Inc., a Delaware public benefit corporation, or any successor thereto.
(i) “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.
(j) “Employee” means any executive officer, officer, or other employee of the Company or of an Affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
(j) “Fiscal Year” means the fiscal year of the Company.

(k) “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
(l) “Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Award, as determined by the Committee in its sole discretion. Unless otherwise indicated by the Committee, the Performance Period will be the Company’s Fiscal Year. A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Committee desires to measure some performance criteria over 12 months and other criteria over three months.
(m) “Plan” means this Cash Incentive Compensation Plan, as set forth in this instrument (including any appendix attached hereto) and as hereafter amended from time to time.
(n) “Target Award” means the target award, at 100% of target level performance achievement, payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 5(b).
3. Administration
(a) Administration by the Committee. The Plan will be administered by the Committee. The Committee will be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Awards, prescribe forms and procedures for purposes of Plan participation and distribution of Awards, and adopt rules, regulations, and to take such actions as it deems necessary or desirable for the proper administration of this Plan. The Board will retain the authority to concurrently administer the Plan with the Committee.
(b) Delegation. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company. Notwithstanding the above, the Committee shall administer the Plan with respect to the Company’s “officers” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934 and other executives of the Company who are classified as “level E” or above (each, an “Executive”), including the approval of individual payouts under the Plan to any Executive.
(c) Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by Applicable Law.
4. Eligibility. Employees of the Company and its Affiliates shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.
5. Selection of Participants and Determination of Awards.
(a) Selection of Participants. The Committee, in its sole discretion, will select the Employees who will be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Performance Periods.
(b) Bonus Pool. Each Performance Period, the Committee, in its sole discretion, may establish a Bonus Pool, which pool may be established before, during or after the applicable Performance Period. Awards may be paid from the Bonus Pool.

(c) Determination of Awards. In general, the Committee will determine the extent to which the performance goals have been achieved or exceeded, and the amount of each Participant’s Award, if any, following the completion of each Performance Period.
(d) Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, increase, reduce or eliminate a Participant’s Award. The Award may be below, at or above the Target Award, in the Committee’s sole discretion. The Committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.
(e) Discretion to Determine Criteria. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, will determine the performance goals (if any) applicable to any Target Award (or portion thereof) which may include, without limitation, (i) annualized recurring revenue; (ii) attainment of research and development milestones, (iii) bookings, (iv) business divestitures and acquisitions, (v) cash flow, (vi) cash position, (vii) contract awards or backlog, (viii) customer renewals, (ix) customer retention rates, (x) earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), including on an as adjusted basis (e.g. Adjusted EBITDA), (xi) basic or diluted earnings per share, (xii) expenses, (xiii) free cash flow, (xiv) gross margin, (xv) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xvi) internal rate of return, (xvii) market share, (xviii) net income, (xix) net profit, (xx) net sales, (xxi) new product development, (xxii) new product invention or innovation, (xxiii) number of customers, (xxiv) operating cash flow, (xxv) operating expenses, (xxvi) operating income, (xxvii) operating margin, (xxviii) overhead or other expense reduction, (xxix) product defect measures, (xxx) product release timelines, (xxxi) productivity, (xxxii) profit, (xxxiii) retained earnings, (xxxiv) return on assets, (xxxv) return on capital, (xxxvi) return on equity, (xxxvii) return on investment, (xxxviii) return on sales, (xxxxix) revenue or portions of revenue (e.g. segment revenue or new student degree revenue), (xl) revenue growth, (xli) sales results, (xlii) sales growth, (xliii) stock price, (xliv) time to market, (xlv) total stockholder return, (xlvii) working capital, (xlvii) annual contract value , and (xlviii) individual objectives such as peer reviews or other subjective or objective criteria. As determined by the Committee, the performance goals may be based on generally accepted accounting principles (“GAAP”) or non-GAAP results and any actual results may be adjusted by the Committee for one-time items or unbudgeted or unexpected items and/or payments of Awards under the Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit, segment or Company-wide basis. Any criteria used may be measured on such basis as the Committee determines, including but not limited to, as applicable, (A) in absolute terms, (B) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share basis, (E) against the performance of the Company as a whole or a segment of the Company and/or (F) on a pre-tax or after-tax basis. The performance goals may differ from Participant to Participant and from award to award, subject to Applicable Law. The Committee also may determine that a Target Award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) in the sole discretion of the Committee.

(f) Adjustments. The Committee is authorized to adjust or modify the calculation of a performance goal for a Performance Period in its sole discretion, including but not limited to in connection with any one or more of the following events: asset write-downs; significant litigation or claim judgments or settlements; the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; any reorganization and restructuring programs; acquisitions or divestitures; goodwill and intangible asset impairment charges; any other specific unusual or nonrecurring events or objectively determinable category thereof as determined under generally accepted accounting principles; foreign exchange rates; and a change in the Company’s fiscal year. The Committee may also adjust or eliminate the compensation or economic benefit due upon attainment of performance goals in its sole discretion, subject to the limitations of the Plan and compliance with Applicable Law.
6. Payment of Awards.
(a) Right to Receive Payment. Each Award will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
(b) Timing of Payment. Payment of each Award shall be made as soon as practicable after the end of the Performance Period to which the Award relates and after the Award is approved by the Committee, but in no event later than the later of (i) the 15th day of the third month of the Fiscal Year immediately following the Fiscal Year in which the Participant’s Award is first no longer subject to a substantial risk of forfeiture, and (ii) March 15 of the calendar year immediately following the calendar year in which the Participant’s Award is first no longer subject to a substantial risk of forfeiture.
(c) Deferrals. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election will be made in compliance with Applicable Law (including Section 409A of the Code, if applicable) and subject to such rules and procedures as will be determined by the Committee in its sole discretion.
(d) Continued Employment Requirement. Unless otherwise determined by the Committee, to earn an Award a Participant must be employed by the Company or any Affiliate on the date the Award is paid. The Committee may make exceptions to the continued employment requirement in the case of retirement, death or Disability or under other circumstances, as determined by the Committee in its sole discretion.
(e) Form of Payment. Each Award generally will be paid in cash (or its equivalent) in a single lump sum. The Committee reserves the right, in its sole discretion, to settle an Award with a grant of an equity award under the Company’s then-current equity compensation plan.
7. General Provisions.
(a) Non-transferability. A Participant’s rights and interests under the Plan, if any, are not assignable or transferable voluntarily or involuntarily or by operation of law.
(b) Withholding. The Company will have the right to withhold from any Award any federal, state, local, or foreign income and employment taxes required by Applicable Law.
(c) No Right to Award. Unless otherwise expressly set forth in an employment or other agreement between the Company or an Affiliate and a Participant, a Participant will not have any right to any Award under the Plan until such Award has been paid to such Participant. Participation in the Plan in one Performance Period does not connote any right to remain a Participant in the Plan in any future Performance Period.

(d) No Right to Employment. Nothing in the Plan will confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant. The terms of this Plan do not form part of any employment or service agreement of a Participant and, to the extent a Participant has previously participated in any other bonus plan or scheme, participation in this Plan shall be conditional on participation in that other plan or scheme ceasing with immediate effect. For the avoidance of doubt, nothing contained in any employment or service agreement shall alter, amend or qualify the terms of the Plan (as amended from time to time).
(e) Non-Exclusive. Nothing in the Plan will limit the authority of the Company, the Board, or the Committee to adopt such other compensation arrangements as they may deem desirable for any Participant.
(f) Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment will adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension, or termination.
(g) Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary, or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company.
(h) Governing Law. The Plan will be construed, administered, and enforced in accordance with the laws of the state of California without regard to conflicts of law.
(i) Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan will be interpreted and construed accordingly.
(j) Severability. In the event that any provision of the Plan will be considered illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions of the Plan, but will be fully severable.
(k) Successors. All obligations of the Company under the Plan with respect to Awards hereunder will be binding upon any successor to the Company.
(l) Clawback. All Awards are subject to clawback or recoupment under any clawback or recoupment policy adopted by the Board or the Committee in effect from time to time, or required by Applicable Law, during the term of Participant’s employment or other service with the Company that is applicable to officers, employees, directors, or other service providers of the Company. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan or agreement with the Company.

(m) Transfers of Personal Information Data. Information related to incentive compensation is required for the management and administration of this Plan and it may be necessary that the Company share a Participant’s personal information with third parties, including but not limited to, payroll processors, compensation management service providers, Company affiliates, regulators and authorities (such as HM Revenue & Customs for employees of Coursera UK Limited), or insurers, based in the Participant’s jurisdiction of employment or elsewhere. It may also be necessary to share this information with potential or future employers, potential bidders, and purchasers of the Company or business in which the Participant works, or in order to comply with any legal or regulatory obligations. This may involve a transfer of data, including sensitive personal data to a country, which may not have the same data protection laws as the jurisdiction of employment. By participating in this Plan, the Participant consents to the Company holding, processing, transferring, and disclosing such personal data.